Exhibit 99.1

NEWS
RELEASE

2007-10

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, August 8, 2007 – Frontier Oil Corporation (NYSE: FTO) today announced record quarterly net income of $243.8 million, or $2.23 per diluted share for the quarter ended June 30, 2007, compared to the prior record quarterly net income of $145.9 million or $1.29 per diluted share, for the quarter ended June 30, 2006.  For the six months ended June 30, 2007 net income totaled $318.5 million, or $2.90 per diluted share, compared to $203.2 million or $1.80 per diluted share for the six months ended June 30, 2006.

Frontier’s record quarterly results were achieved despite a planned 30-day plant-wide shutdown at the Cheyenne Refinery.  As a result of the Cheyenne turnaround, total charges for the second quarter of 2007 fell to 163,991 barrels per day compared to 171,426 for the second quarter of 2006.  However, the Company stored intermediate and finished product inventories during the first quarter of this year, allowing product sales to average 173,888 barrels per day for the most recent quarter compared to 173,642 barrels per day for the second quarter of 2006.

Second quarter 2007 results were impacted by several competitor refinery outages that reduced gasoline and diesel supplies in our markets.  The gasoline crack averaged a record $36.73 per sales barrel for the second quarter of 2007 compared to $20.92 per sales barrel for the same period in 2006.  The diesel crack spread averaged a record $29.08 per sales barrel for the quarter ended June 30, 2007, compared to $23.49 per sales barrel for the second quarter of 2006.  For the second quarter of 2007, the Cheyenne Refinery’s light/heavy differential averaged $14.17 per barrel and the light/heavy spread at the El Dorado Refinery averaged $18.78 per barrel.  The WTI/WTS spread averaged $4.59 per barrel for the quarter ended June 30, 2007.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are very pleased with our extraordinary quarterly results.  The coker and crude fractionation projects in Cheyenne are substantially complete, with the final phase of the coker project to be completed in the fourth quarter of this year.  We continue to make good progress on our expansion projects in El Dorado.  Although we have seen deterioration in product margins from the record cracks of the second quarter, our product markets continue to be among the best in the United States.  Additionally, both the light/heavy crude oil spread and the WTI/WTS spread have improved thus far in the third quarter.”

For the three months ending June 30, 2007, Frontier generated $248.9 million in cash before changes in working capital while investing approximately $94.4 million in capital expenditures.  Frontier’s cash balance at June 30, 2007 increased to $530.3 million despite $98.5 million in share repurchases during the quarter.    There were no borrowings under the Company’s revolving credit facility.  Frontier’s cash exceeded its debt by $380.3 million as of June 30, 2007.  For the six months ending June 30, 2007, Frontier generated $371.5 million in cash before changes in working capital while investing approximately $154.6 million in capital expenditures and $128.2 million in share repurchase.    The Company has spent an additional $20.0 million to repurchase its shares since June 30, 2007 and in 2007 has repurchased a total of 4.1 million shares and spent approximately $150.0 million of the current $200 million share repurchase authorization.

The second quarter 2007 results include an after-tax inventory gain of approximately $20.0 million or $0.18 per diluted share, compared to a gain of $23.6 or $0.21 per diluted share, for the same period of 2006.  The six months ended June 30, 2007 include an after-tax inventory gain of approximately $22.0 million or $0.20 per diluted share, compared to a gain of $23.6 million, or $0.21 per diluted share for the same period in 2006.

Conference Call

A conference call is scheduled for today, August 8, 2007, at 11:00 a.m. eastern time, to discuss the financial results.  To access the call, please dial (800) 500-0311.  For those individuals outside the United States, please call (719) 457-2698.  A recorded replay of the call may be heard through August 22, 2007 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 1478187.  In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire.  To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006 (1) As Adjusted	2007	2006 (1) As Adjusted
INCOME STATEMENT DATA ($000's except per share)
Revenues	$2,482,583	$2,327,559	$1,434,700	$1,315,366
Raw material, freight and other costs	1,804,805	1,829,095	964,940	995,608
Refining operating expenses, excluding depreciation	140,977	139,881	69,814	70,547
Selling and general expenses, excluding depreciation	24,615	21,729	13,583	12,815
Loss on sale of assets	2,028	-	-	-
Operating income before depreciation	510,158	336,854	386,363	236,396
Depreciation, accretion and amortization	23,193	18,908	12,070	10,041
Operating income	486,965	317,946	374,293	226,355
Interest expense and other financing costs	4,948	5,282	1,992	2,847
Interest and investment income	(11,647)	(6,456)	(6,320)	(3,910)
Provision for income taxes	175,181	115,903	134,858	81,554
Net income	$318,483	$203,217	$243,763	$145,864
Net income per diluted share	$2.90	$1.80	$2.23	$1.29
Average shares outstanding (000's)	109,877	113,211	109,304	113,336

OTHER FINANCIAL DATA ($000's)
EBITDA (2)	$510,158	$336,854	$386,363	$236,396
Cash flow before changes in working capital	371,500	232,308	248,898	163,487
Working capital changes	37,275	(70,251)	20,170	48,381
Net cash provided by operating activities	408,775	162,057	269,068	211,868
Net cash used by investing activities	(154,581)	(74,801)	(94,442)	(37,712)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	165,253	168,828	163,991	171,426
Gasoline yields	78,740	81,680	79,921	79,817
Diesel yields	58,386	53,748	55,437	54,857
Total sales	172,324	169,176	173,888	173,642

Refinery operating margins information ($ per bbl)
Refined products revenue	$79.55	$75.85	$90.44	$83.23
Raw material, freight and other costs	57.86	59.73	60.98	63.01
Refinery operating expenses, excluding depreciation	4.52	4.57	4.41	4.46
Depreciation, accretion and amortization	0.74	0.61	0.76	0.63

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$13.71	$17.09	$14.17	$15.19
WTI/WTS crude oil differential ($ per bbl)	4.47	5.66	4.59	4.89
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	15.59	25.22	18.78	25.41

BALANCE SHEET DATA ($000's)	At June 30, 2007		At December 31, 2006
Cash, including cash equivalents (a)		$530,321		$405,479
Working capital		539,541		479,518
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		967,202		775,854
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-64.8%		-49.1%

(1)  During the fourth quarter of 2006, the Company adopted a change in its accounting method for the costs of turnarounds from the accrual method to the deferral method.  Turnarounds are the scheduled and required shutdowns of refinery processing units for significant overhaul and refurbishment.  Under the deferral accounting method, the costs of turnarounds are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs.  The new method of accounting for turnarounds was adopted in order to adhere to FSP No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities” which prohibits the accrual method of accounting for planned major maintenance activities.  The Company elected to early adopt the FSP in the fourth quarter of 2006.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively.

(2) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies.  EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the six months and three months ended June 30, 2007 and 2006 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006 (1) As Adjusted	2007	2006 (1) As Adjusted

Net income (loss)	$318,483	$203,217	$243,763	$145,864
Add provision (benefit) for income taxes	175,181	115,903	134,858	81,554
Add interest expense and other financing costs	4,948	5,282	1,992	2,847
Subtract interest and investment income	(11,647)	(6,456)	(6,320)	(3,910)
Add depreciation, accretion and amortization	23,193	18,908	12,070	10,041
EBITDA	$510,158	$336,854	$386,363	$236,396

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